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                                                                   EXHIBIT 23(a)



                          INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-59563, 333-11860 and 333-100004) (as amended by Post Effective
Amendment No. 1), of The Toro Company of our report dated June 17, 2003, relating to the statements of net assets available for plan benefits of The Toro Company Investment, Savings, and Employee Stock Ownership Plan as of December 31, 2002 and 2001, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedules as of December 31, 2002 and for the year then ended, which report is included in this Annual Report on Form 11-K for the year ended December 31, 2002.


Minneapolis, Minnesota                                 /s/ KPMG LLP
June 26, 2003